Exhibit 10.19

MINIMED GROUP, INC. CAPITAL ACCUMULATION PLAN
DEFERRAL PROGRAM
(effective as of March 9, 2026)

i

SCHEDULE A
SCHEDULE B
ii

MINIMED GROUP, INC. CAPITAL ACCUMULATION PLAN
DEFERRAL PROGRAM
MiniMed Group, Inc., a Delaware corporation (the “Company”), wishes to establish this Capital Accumulation Plan Deferral Program (the “Plan”) for the benefit of the Eligible Employees of the Company and certain of its Affiliates, effective as of March 9, 2026 (the “Effective Date”). This Plan was established by the Company, effective as of the Effective Date, in connection with the initial public offering and separation from Medtronic plc (“Medtronic,” and such transaction, the “Separation”) pursuant to the Employee Matters Agreement, dated March 1, 2026, by and between Medtronic Group Holding, Inc. and Kangaroo US HoldCo 2, Inc. (the “EMA”). The Company adopted this Plan to, amongst other objectives, assume and maintain liabilities for Eligible Employees who participated in the Medtronic CAP immediately prior to their applicable Standup Date (each as defined below).
This Plan is a continuation of the amended and restated Medtronic Capital Accumulation Plan Deferral Program, as most recently amended and restated on January 1, 2017 (the “Medtronic CAP”), with respect to SplitCo Employees (as defined in the EMA) who participated in the Medtronic CAP as of immediately prior to the applicable Standup Date, and select liabilities under the Medtronic CAP attributable to such SplitCo Employees were transferred to this Plan effective as of the applicable Standup Date. It is intended that the liabilities transferred to this Plan from the Medtronic CAP remain subject to substantially the same terms and conditions applicable to such liabilities under the Medtronic CAP, except to the extent that this Plan explicitly provides otherwise. For the avoidance of doubt, the administrative provisions of this Plan, including, without limitation, Article 10 through Article 12, apply to the liabilities transferred from the Medtronic CAP.
In the case of Participants who are employees, the Plan is intended to be (and shall be construed and administered as) an employee benefit pension plan under the provisions of ERISA, which is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.
The Plan is not intended to be qualified under Section 401(a) of the Code. The Plan, as restated herein, is subject to, and intended to comply with, Section 409A of the Code.
The obligation of the Company to make payments under the Plan constitutes an unsecured (but legally enforceable) promise of the Company to make such payments and no person, including any Participant or Beneficiary, shall have any lien, prior claim or other security interest in any property of the Company as a result of the Plan.
ARTICLE 1
DEFERRED COMPENSATION ACCOUNT
Section 1.1.    Establishment of Account. The Company shall establish one or more Accounts for each Participant which shall be utilized solely as a device to measure and determine the amount of deferred compensation to be paid under the Plan.

ARTICLE 2
DEFINITIONS, GENDER, AND NUMBER
Section 2.1.    Definitions. Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.
2.1.1.    “Account” means a bookkeeping account established by the Company on its books and records to record and determine the benefits payable to a Participant or Beneficiary under the Plan. The Company shall establish a separate Account on behalf of a Participant for:
(a)    Each Deferral Election Agreement entered into by the Participant pursuant to Section 5.1.1, termed an “Elective Deferral Account;”
(b)    Each Company Contribution made on the Participant’s behalf pursuant to Section 5.1.2, termed a “Company Contribution Account;”
(c)    Each deferral of Stock Units made by the Participant under the Plan in accordance with Article 7 herein, including Stock Units credited pursuant to Section 4.3 (Conversion of Deferred Performance Share Units), termed a “Deferred Stock Unit Account.”
The Committee may establish any number of sub-accounts on behalf of a Participant or Beneficiary as the Committee considers necessary or advisable for purposes of maintaining a proper accounting of amounts to be credited under the Plan on behalf of a Participant or Beneficiary.
2.1.2.    “Affiliate” or “Affiliates” means any entity that is required to be aggregated with the Company pursuant to Code Sections 414(b), (c), (m) or (o), where the Company means MiniMed Group, Inc.
2.1.3.    “Base Salary” means, with respect to a Participant for any period, the Participant’s total salary and wages from all Affiliates for such period, including any amount that would be included in the definition of Base Salary but for the individual’s election to defer some of his or her salary pursuant to the Plan or any other deferred compensation plan established by an Affiliate; but excluding disability pay and any other remuneration paid by Affiliates, such as overtime, incentive compensation, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving, travel expenses, and automobile allowances), and fringe benefits whether payable in cash or in a form other than cash. In the case of an individual who is a participant in a plan sponsored by an Affiliate that is described in Section 401(k), 125 or 132(f) of the Code, the term Base Salary shall include any amount that would be included in the definition of Base Salary but for the individual’s election to reduce his or her salary and have the amount of the reduction contributed to or used to purchase benefits under such plan.

2.1.4.    “Beneficiary” or “Beneficiaries” means the persons or trusts designated by a Participant in writing pursuant to Section 6.4.1(b) of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the persons specified in Section 6.4.1(c) of the Plan.
2.1.5.    “Board” means the Board of Directors of the Company as constituted at the relevant time.
2.1.6.    “Change of Control” means any of the following events:
(a)    Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Act) (a “Person”) becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Act) of 30% or more of either (i) the then-outstanding shares of the Company Stock (the “Outstanding Company Shares”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided that, for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control: (1) an acquisition directly from the Company; (2) an acquisition by the Company or a Subsidiary; (3) an acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (4) any acquisition by an underwriter temporarily holding securities pursuant to an offering of such securities or (5) an acquisition pursuant to a transaction that complies with Sections 2.1.6(b), (c) and (d) below;
(b)    Individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be considered an Incumbent Director; but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board;
(c)    The consummation of a reorganization, merger, statutory share exchange or consolidation (or similar corporate transaction) involving the Company or a Subsidiary, the sale or other disposition of all or substantially all of the Company’s assets, or the acquisition of assets or stock of another entity (a “Business Combination”), unless immediately following such Business Combination: (i) substantially all of the individuals and entities who were Beneficial Owners, respectively, of the Outstanding Company Shares and the

Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then-outstanding Shares and the total voting power of (A) the corporation resulting from such Business Combination (the “Surviving Corporation”) or (B) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 80% or more of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), in substantially the same proportion as their ownership, immediately prior to the Business Combination, of the Outstanding Company Shares and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the Beneficial Owner, directly or indirectly, of 30% or more of the outstanding Shares and the total voting power of the outstanding securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (iii) at least a majority of the members of the Board of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the initial agreement providing for such Business Combination; or
(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.
Notwithstanding anything to the contrary contained herein, none of the Initial Public Offering, the Divestment or the Other Disposition each as defined in the Separation Agreement dated March 1, 2026, by and between Medtronic Group Holding, Inc. and Kangaroo US HoldCo 2, Inc.) shall constitute a Change of Control.
2.1.7.    “Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute. References to a Code section shall be deemed to be to that section or to any successor to that section.
2.1.8.    “Committee” means the Compensation and Talent Committee or individual appointed by the Compensation and Talent Committee of the Board (or any person or entity designated by the Committee) to administer the Plan pursuant to Section 10.4.
2.1.9.    “Common Stock” means the Company’s common stock $0.01 par value per share (as such par value may be adjusted from time to time).
2.1.10.    “Company” means MiniMed Group, Inc.
2.1.11.    “Compensation” means, with respect to a Participant for any period, the sum of such Participant’s Base Salary and Incentive Compensation for such period; provided, however, that no such amount shall be treated as Compensation if it is paid or payable in respect of services to any “non-qualified entity” within the meaning of Section 457A of the Code.

2.1.12.    “Deferral Election Agreement” means the agreement described in Section 5.1.1 in which the Participant designates the amount of his or her Compensation, if any, that he or she wishes to contribute to the Plan and acknowledges and agrees to the terms of the Plan.
2.1.13.    “Director” means a member of the Board who is not an employee of the Company.
2.1.14.    “Domestic Relations Order” has the meaning set forth in Section 414(p)(1)(B) of the Code.
2.1.15.    “Elective Deferral” means a contribution to the Plan made by a Participant pursuant to a Deferral Election Agreement that the Participant enters into with the Company. Elective Deferrals shall be made according to the terms of the Plan set forth in Section 5.1.1.
2.1.16.    “Eligible Employee” means any employee who is a citizen or resident of the United States or Puerto Rico and who is: (a) an Officer or a Vice President of the Company or an Affiliate; (b) an employee of a Participating Affiliate whose Compensation for the Participating Affiliate’s fiscal year ending immediately prior to the date on which he or she first enters into a Deferral Election Agreement equals or exceeds the dollar amount set forth on Schedule A, hereto, which schedule may be revised from time to time by the Company’s Chief Executive Officer in his or her discretion; or (c) any individual designated as eligible to participate in the Plan by the Company’s Chief Executive Officer. Notwithstanding the preceding sentence, in order for an employee to be an “Eligible Employee,” he or she must be considered to be a member of a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(3), and 401(a)(1) of ERISA and rules established by the Committee. The Company may make such projections or estimates as it deems desirable in applying the eligibility requirements, and its determination shall be conclusive.
2.1.17.    “Enrollment Period” means the period designated by the Company during which a Deferral Election Agreement may be entered into with respect to an Eligible Employee’s Compensation as described in Section 5.1.1. Generally, the Enrollment Period must end no later than the end of the calendar year before the calendar year in which the services giving rise to the Compensation to be deferred are performed. As described in Section 5.1.1, an exception may be made to this requirement for individuals who first become eligible to participate in the Plan, and may be made in the case of Elective Deferrals from certain types of Incentive Compensation considered to be Performance-Based Compensation, as determined by the Committee from time to time. In addition, other exceptions may be made by the Company from time to time consistent with the requirements of Section 409A.
2.1.18.    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute. References to an ERISA section shall be deemed to be to that section or to any successor to that section.
2.1.19.    “Incentive Compensation” means, with respect to a Participant for any period, the total remuneration of the Participant from all Affiliates for the period under the various incentive compensation programs maintained by Affiliates, including, but not limited to, commissions, annual incentive awards, the cash portion of the 2026 MiniMed Group, Inc. Long Term Incentive Plan (or any successor thereto) and any amount that would be included in the definition of Incentive Compensation but for the individual’s election to defer some or all of his or her Incentive Compensation pursuant to the Plan or any other deferred compensation plan established by an Affiliate, but excluding any other type of remuneration paid by Affiliates, such as Base Salary, overtime, stock options, distributions of compensation previously deferred, restricted stock, allowances for expenses (including moving expenses, travel expenses, and automobile allowances), and fringe benefits whether payable in cash or in a form other than cash. In the case of an individual who is a participant in a plan sponsored by an Affiliate that is described in Section 401(k), 125 or 132(f) of the Code, the term Incentive Compensation shall include any amount that would be included in the definition of Incentive Compensation but for the individual’s election to reduce his or her Incentive Compensation and have the amount of the reduction contributed to or used to purchase benefits under such plan. The Committee shall designate from time to time those items of a Participant’s Compensation deemed to be Incentive Compensation.
2.1.20.    “Medtronic CAP Balance” means a Participant’s account balance attributable to those liabilities of the Medtronic CAP and transferred to the Plan.
2.1.21.    “Officer or Vice President” means an employee who is either elected by the Board or appointed by the Company’s Chief Executive Officer to such position.
2.1.22.    “Participant” means an individual who is eligible to participate in the Plan and who has satisfied the requirements set forth in Section 3.2. Notwithstanding the foregoing, each SplitCo Employee who participates in and/or has a balance under the Medtronic CAP shall be a Participant with respect to his or her transferred Medtronic CAP Balance as set forth in Article 4.
2.1.23.    “Participating Affiliate” or “Participating Affiliates” means the Company and such Affiliates as may be designated by the Chief Executive Officer of the Company, or his designee, from time to time.
2.1.24.    “Performance-Based Compensation” means, with respect to a Participant for a period, the Incentive Compensation of the Participant for such period where the amount of, or entitlement to, the Incentive Compensation is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months. Organizational or individual performance criteria are considered pre-established if established in writing by not later than 90 days after the commencement period of service to which the criteria relate, provided that the outcome is substantially uncertain at the time the criteria are established. Performance-Based Compensation may include payment based on performance criteria that are not approved by the Board or the Committee or by the stockholders of the Company. Performance-Based Compensation does not include any amount or portion of any amount that will be paid either regardless of performance, or based upon a level of performance that is substantially certain to be met at the time the criteria are established.

2.1.25.    “Plan” means the “MiniMed Group, Inc. Capital Accumulation Plan Deferral Program,” as set forth herein and as amended or restated from time to time.
2.1.26.    “Plan Year” means the 12-month period commencing each January 1 and ending the following December 31.
2.1.27.    “Prior Eligible Employee” means (i) any Eligible Employee who incurred a Separation from Service from the Company and who participated in the Plan or any other nonqualified deferred compensation plan maintained by the Company during the two years preceding such Eligible Employee’s re-employment date, and (ii) any Eligible Employee whose Elective Deferral election was cancelled pursuant to the reasons set forth in Section 5.1.1 of the Plan.
2.1.28.    “Retirement” means, with respect to a Participant who is an Eligible Employee, such Participant’s Separation from Service on or after the date on which he or she attains age 55.
2.1.29.    “Separation from Service” or “Separate from Service” means a Participant’s separation from service with all Affiliates, within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations under such section. Solely for this purpose, a Participant who is an Eligible Employee will be considered to have a Separation from Service when the Participant dies, retires, or otherwise has a termination of employment with all Affiliates. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with an Affiliate under an applicable statute or by contract. For purposes hereof, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for an Affiliate. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of not less than six months, where such impairment causes the employee to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, the Company may substitute a 29-month period of absence for such six month.
Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Affiliate and the Participant reasonably anticipated that no further services will be performed after a certain date or that the level of bona fide services the Participant will perform after such date (whether as an employee or independent contractor) will permanently decrease to no more than 40 percent of the average level of bona fide services performed (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services if the Participant has been providing services for less than 36 months).

Notwithstanding anything in Section 2.1.2 to the contrary, in determining whether a Participant has had a Separation from Service with an Affiliate, an entity’s status as an “Affiliate” shall be determined substituting “50 percent” for “80 percent” each place it appears in Section 1563(a)(1), (2), and (3) and in Treasury Regulation Section 1.414(c)-2.
The Company shall have discretion to determine whether a Participant has experienced a Separation from Service in connection with an asset sale transaction entered into by the Company or an Affiliate, provided that such determination conforms to the requirements of Section 409A and the regulations and other guidance issued under such section, in which case the Company’s determination shall be binding on the Participant.
2.1.30.    “Section 409A” means section 409A of the Internal Revenue Code, as amended from time to time and any successor statute.
2.1.31.    “Specified Employee” means an employee of an Affiliate who is subject to the six-month delay rule described in Section 409A(2)(B)(i) of the Code. The Company shall establish a written policy for identifying Specified Employees in a manner consistent with Section 409A, which policy may be amended by the Company from time to time as permitted by Section 409A.
2.1.32.    “Standup Date” has the meaning set forth in the EMA.
2.1.33.    “Stock Compensation” means the stock-settled incentive compensation payable pursuant to the 2026 MiniMed Group, Inc. Long Term Incentive Plan (or any successor thereto) and any amount that would be included in the definition of Stock Compensation but for the individual’s election to defer some or all of his or her Stock Compensation pursuant to the Plan or any other deferred compensation plan established by an Affiliate, including, without limitation, awards of restricted stock units and performance stock units.
2.1.34.    “Stock Deferral Election Agreement” means the agreement described in Section 7.1 in which the Participant designates the amount of his or her Stock Compensation, if any, that he or she wishes to contribute to the Plan and acknowledges and agrees to the terms of the Plan. Except as otherwise provided in Article 7, a Stock Deferral Election Agreement shall be treated as a Deferral Election Agreement for all Plan purposes.
2.1.35.    “Stock Elective Deferral” means a contribution to the Plan made by a Participant pursuant to a Stock Deferral Election Agreement that the Participant enters into with the Company. Stock Elective Deferrals shall be made according to the terms of the Plan set forth in Article 7. Except as otherwise provided in Article 7, a Stock Elective Deferral shall be treated as an Elective Deferral for all Plan purposes.
2.1.36.    “Stock Unit” means a notational unit representing the right to receive one share of Common Stock.

Section 2.2.    Gender and Number. Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.
ARTICLE 3
PARTICIPATION
Section 3.1.    Who May Participate. Except as otherwise set forth in Section 4.1 below, participation in the Plan is limited to Eligible Employees. Unless otherwise explicitly permitted by the Committee or the Board, Directors shall not be eligible to participate in the Plan.
Section 3.2.    Time and Conditions of Participation. Other than with respect to SplitCo Employees, an Eligible Employee shall become a Participant only upon his or her compliance with the following terms and such other terms and conditions as the Committee may from time to time establish for the implementation of the Plan, including, but not limited to, any condition the Committee may deem necessary or appropriate for the Company to meet its obligations under the Plan.
3.2.1.    A newly hired Eligible Employee who is not a Prior Eligible Employee will be eligible to become a Participant on the 30th day after his or her date of hire.
3.2.2.    A Prior Eligible Employee will be eligible to become a Participant as of the first day of the calendar year that occurs immediately after the Prior Eligible Employee’s re- employment date or, if applicable, the Elective Deferral cancellation date.
Section 3.3.    Termination and Suspension of Participation. Once an individual has become a Participant, participation shall continue until payment in full of all benefits to which the Participant or Beneficiary is entitled under the Plan.
Section 3.4.    Missing Persons. Each Participant and Beneficiary entitled to receive benefits under the Plan shall be obligated to keep the Company informed of his or her current address until all Plan benefits that are due to be paid to the Participant or Beneficiary have been paid to him or her. If, after having made reasonable efforts to do so, the Company is unable to locate the Participant or Beneficiary for purposes of making a distribution, the Participant’s or Beneficiary’s Plan benefit will be forfeited. In no event will a Participant’s or Beneficiary’s benefit be paid to him or her later than the date otherwise required by the Plan.
Section 3.5.    Relationship to Other Plans. Participation in the Plan shall not preclude participation of the Participant in any other fringe benefit program or plan sponsored by an Affiliate for which such Participant would otherwise be eligible.
ARTICLE 4
TRANSITION OF SEPARATION PARTICIPANTS
Section 4.1.    Opening Account Balances and Participation. Unless otherwise expressly set forth herein, the opening account balance under this Plan as of the actual date of transfer to the Company of any SplitCo Employee who had a Medtronic CAP Balance, the liability for which is transferred to the Company pursuant to the EMA, shall be the account balance such Participant had in the Medtronic CAP immediately before the Separation. The amounts credited to such Accounts shall be maintained and administered in accordance with this Plan. For purposes of this Section 4.1 only, “Participant” shall include SplitCo Employees with who had a Medtronic CAP Balance, the liability for which is transferred to the Company under the EMA. SplitCo Employees must separately meet the participation criteria set forth in Section 3.1 of the Plan in order to be eligible to elect to defer additional compensation on or after the Separation Date.
Section 4.2.    Plan Elections and Designations. Notwithstanding anything herein to the contrary and in accordance with the requirements of the EMA, all beneficiary designations, deferral elections, investment elections, payment form elections, and qualified domestic relations orders creating rights for alternate payees in effect under the Medtronic CAP as of February 28, 2026 shall be recognized, maintained and deemed to be effective with respect to the Plan until superseded by a new election made in compliance with Section 409A and the terms of this Plan. Any deferral election with respect to base annual compensation for 2026 or annual bonus or annual equity awards for the fiscal year ending in 2026 (a “Carryover Deferral Election”) shall carry over to this Plan for the remainder of 2026 or the annual bonus or annual equity award year, respectively. However, SplitCo Employees must make new deferral elections under Section 5.1.1 of this Plan, to the extent permitted under the Plan, with respect to any additional amounts to be deferred under this Plan or after the Separation Date that are not covered by Carryover Deferral Election.
Section 4.3.    Conversion of Deferred Performance Share Units from Medtronic CAP.
4.3.1.    Conversion of Vested Deferred Awards. Effective as of the Separation, each Medtronic DSU Award (as defined in the EMA) (including any Medtronic Deferred PSU Award (as defined in the EMA) for which the applicable performance period ended prior to the Medtronic 2026 fiscal year) held by a Participant under the Medtronic CAP was converted into a SplitCo DSU Award (as defined in the EMA) relating to Common Stock and credited to the Participant’s Deferred Stock Unit Account.
4.3.2.    Distribution Timing. Stock Units credited to a Participant’s Deferred Stock Unit Account pursuant to this Section 4.3 shall remain subject to the Participant’s existing elections under the Medtronic CAP.
Section 4.4.    No Distribution Due to Separation; No Asset Transfer. For avoidance of doubt, no Participant shall be treated as incurring a separation from service, termination of employment, retirement, or similar event for purposes of determining the right to a distribution (for amounts subject Section 409A or otherwise), vesting, benefits, or any other purpose under the Plan solely as a result of the Initial Public Offering, the Separation, the Divestment, the Other Disposition and related transactions contemplated by the EMA. Distributions shall occur only upon a Participant’s Separation from Service from the Company and its Affiliates (or as otherwise provided under the terms of this Plan and Section 409A). No assets were transferred from Medtronic to the Company in connection with the transfer of liabilities under this Plan.

Section 4.5.    Subsequent Changes to Payment Terms. A Participant may modify a deferral election applicable to the Participant’s Medtronic CAP Balance assumed by this Plan in accordance with the EMA in accordance with Section 6.3 of the Plan, mutatis mutandis.
Section 4.6.    Right to Benefits. With respect to any recordkeeping account established to determine a benefit provided or due under the Medtronic CAP at any time, no benefit will be due under the Plan except with respect to the portion of such recordkeeping account reflecting the liability transferred from the Medtronic CAP to the Plan on the applicable Standup Date. Additionally, on and after the applicable Standup Date, Medtronic and the Medtronic CAP, and any successors thereto shall have no further obligation or liability to any Participant with respect to any benefit, amount, or right due under the Medtronic CAP transferred to the Plan.
Section 4.7.    Distributions. The distribution elections made by SplitCo Employees under the Medtronic CAP with respect to their Medtronic CAP Balances shall remain in effect with respect to those amounts, consistent with Article 6 through Article 8 of this Plan.
Section 4.8.    Exception to Payment Terms. Notwithstanding anything in this Article 4 or a Participant’s Carryover Deferral Election to the contrary, Section 6.4 of the Plan shall apply to the payment of a Participant’s Medtronic CAP Balances assumed by this Plan, mutatis mutandis.
Section 4.9.    Beneficiary Designations. The Beneficiary designations made by SplitCo Employees under the Medtronic CAP with respect to their Medtronic CAP Balances shall remain in effect with respect to those amounts. Notwithstanding the foregoing, SplitCo Employees may change Beneficiary designations in accordance with Section 6.4.1(b).
ARTICLE 5
ENTRIES TO ACCOUNT
Section 5.1.    Contributions.
5.1.1.    Deferrals. A Participant may elect to reduce his or her Compensation for a Plan Year and have the amount of the reduction contributed to the Plan on the Participant’s behalf as an Elective Deferral. A Participant wishing to make an Elective Deferral under the Plan for a Plan Year shall enter into a Deferral Election Agreement during the Enrollment Period immediately preceding the Plan Year, except as described below. A separate Deferral Election Agreement must be entered into for each Plan Year that a Participant wishes to make Elective Deferrals under the Plan. The Committee may require that a Participant enter into a separate Deferral Election Agreement for Base Compensation and Incentive Compensation that he or she wishes to defer and, if the Participant is eligible to receive more than one type of Incentive Compensation, that he or she enter into a separate Deferral Election Agreement for each type of Incentive Compensation he or she is eligible to receive. In order to be effective, the Deferral Election Agreement must be completed and submitted to the Company at the time and in the manner specified by the Committee, which may be no later than the last day of the Enrollment Period. The Company shall not accept Deferral Election Agreements entered into after the end of the Enrollment Period.

When an individual (other than a Prior Eligible Employee) first becomes eligible to participate in the Plan (due to hire, but not promotion), the Committee may, in its discretion, allow the individual to enter into a Deferral Election Agreement within 30 days after he or she first becomes eligible to participate in the Plan. Such Deferral Election Agreement may be filed by such method as may be established by the Committee, including electronically. In order to be effective, the Deferral Election Agreement must be completed and submitted on or before the 30- day period has elapsed. Deferral Election Agreements entered into after the 30-day period has elapsed will not be accepted. The Deferral Election Agreement may only apply to Compensation earned after the date on which the Deferral Election is filed, consistent with Section 409A of the Code.
If the eligible individual fails to complete a Deferral Election Agreement by such time, he or she may enter into a Deferral Election Agreement during any succeeding Enrollment Period in accordance with the rules described in the preceding paragraph. For Compensation that is earned based upon a specified performance period (for example an annual bonus) where a Deferral Election Agreement is entered into in the first year of eligibility but after the beginning of the performance period, the Deferral Election Agreement must apply to Compensation paid for services performed after the Deferral Election Agreement is entered into. For this purpose, a Deferral Election Agreement will be deemed to apply to Compensation paid for services performed after the Deferral Election Agreement is entered into if the Deferral Election Agreement applies to no more than an amount equal to the total amount of the Compensation for the performance period multiplied by the ratio of the number of days remaining in the performance period after the Deferral Election Agreement is entered into over the total number of days in the performance period. The term “Plan,” for purposes of this paragraph, means the Plan and any other plan required to be aggregated with the Plan pursuant to Section 409A and the regulations and other guidance under such section.
Except as otherwise specified in this Section 5.1.1, a Deferral Election Agreement will be effective to defer Compensation earned after the Deferral Election Agreement is entered into, and not before.
Deferral Election Agreements for Base Salary and Incentive Compensation other than Performance-Based Compensation must be completed and submitted to the Company at the time described above that is ordinarily applicable to Deferral Election Agreements (subject to the exception for individuals who are newly eligible to participate). Deferral Election Agreements for Incentive Compensation that is Performance-Based Compensation must be completed and submitted to the Company no later than six months before the end of the performance period for the Incentive Compensation; provided, however, that in order for such an election to be valid the Participant must perform services continuously from the beginning of the performance period (or the date the performance criteria are established, if later) through the date the Deferral Election Agreement is entered into, and provided, further, that in no event may a Deferral Election Agreement be effective to defer Incentive Compensation after the Incentive Compensation has become reasonably ascertainable. For purposes hereof, if Incentive Compensation is a specific or calculable amount, the Incentive Compensation is readily ascertainable if and when the amount is first substantially certain to be paid. If the Incentive Compensation is not a specific or calculable amount (for example, the amount may vary based upon the level of performance) the Incentive Compensation, or any portion thereof, is readily ascertainable when the amount is both calculable and substantially certain to be paid. Accordingly, in general, any minimum amount that is both calculable and substantially certain to be paid will be treated as readily ascertainable. The Committee shall determine from time to time whether an item of Incentive Compensation is considered Performance-Based Compensation for these purposes.
Each Deferral Election Agreement shall specify the amount of Compensation the Participant wishes to have deducted from his or her Compensation and contributed to the Plan by type and percentage or dollar amount, subject to the following rules:
(a)    Base Compensation. Each Participant may elect to make an Elective Deferral under the Plan for each Plan Year in an amount equal to any whole percentage or dollar amount not in excess of 50% of his or her Base Compensation (determined on a pay period basis).
(b)    Incentive Compensation. Each Participant may elect to make an Elective Deferral under the Plan for each Plan Year in an amount equal to any whole percentage or dollar amount not in excess of 80% of his or her Incentive Compensation.
(c)    Minimum Elective Deferral. The Committee may from time to time establish a minimum amount that may be deferred by a Participant pursuant to this Section 5.1.1 for any Plan Year. That minimum may be zero for certain categories of Eligible Employees with respect to certain types of Compensation.
The Company shall establish an Elective Deferral Account for each Elective Deferral Agreement entered into by a Participant, and if more than one type of Compensation is deferred under a Deferral Election Agreement, for each separate type of Compensation deferred. Elective Deferrals made under the Elective Deferral Agreement shall be credited to the Account as soon as administratively reasonable after the Compensation would have been paid to the Participant had the Participant not elected to defer it under the Plan.
In general, a Deferral Election Agreement shall become irrevocable as of the last day of the Enrollment Period applicable to it. However, if a Participant incurs an “unforeseeable emergency,” as defined in Section 6.4.5(g) after the Deferral Election Agreement otherwise becomes irrevocable, the Deferral Election Agreement shall be cancelled as of the date on which the Participant is determined to have incurred the unforeseeable emergency and no further Elective Deferrals will be made under it. In addition, if a Participant becomes “disabled” (as defined below), the Company may, in its discretion, cancel the Participant’s Deferral Election Agreement then in effect, provided that such cancellation is made no later than end of the Plan Year, or if later, the 15th day of the third month following the date on which the Participant becomes disabled, and provided, further that the Company does not allow the Participant a direct or indirect election regarding the cancellation. For purposes of the preceding sentence, “disability” means any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.
At the time a Participant enters into a Deferral Election Agreement, the Participant shall, as part of such agreement, elect the time, and if applicable the form, of distribution of the Elective Deferral Account or Accounts corresponding to the Deferral Election Agreement in accordance with Section 6.1.
Notwithstanding any other provision of the Plan, no amount may be deferred under the Plan if such deferral would violate the provisions of Section 457A of the Code by virtue of being paid or payable in respect of services to any “non-qualified entity” within the meaning of Section 457A of the Code.
5.1.2.    Company Contributions. The Company may make a contribution to an Account under the Plan on behalf of one or more Eligible Employees in such amount and at such time and based upon such criteria as the Company, in its sole and absolute discretion, deems appropriate or desirable. The Company shall establish a separate Company Contribution Account for each Participant for each contribution made by the Company on the Participant’s behalf pursuant to this Section 5.1.2. The Company Contribution shall be credited to this Account at the time and in the manner specified by the Committee. At the time a Company Contributions Account is established, the Company shall specify the time and manner in which it will be distributed to the Participant.
Section 5.2.    Crediting Rate. The Committee shall designate the manner in which a Participant’s Elective Deferral Accounts and Company Contribution Accounts are to be credited with gains and losses as described on Schedule B hereto, which Schedule may be amended from time to time in the Committee’s discretion. If the Committee designates specific investment funds to serve as an index for crediting gains and losses to such Accounts: (a) the Participant shall be entitled to designate which such fund or funds shall be used to measure gains and losses on such Accounts and to change such designation in accordance with rules established by the Committee (in which case, such change shall be effective prospectively); (b) the Accounts will be credited with gains and losses as if invested in such fund or funds in accordance with the Participant’s designation and the rules established by the Committee; and (c) the Committee may, in its sole discretion, eliminate any investment fund or funds previously designated by it, substitute a new investment fund or funds therefore, or add an investment fund or funds, at any time. If the Committee makes any such investment funds available for this purpose, the Company shall have no obligation to actually invest any amounts in any such investment funds.
Section 5.3.    Vesting. Each Elective Deferral Account will be fully vested immediately. Each Company Contribution Account will vest in the manner specified by the Company at the time the Company Contribution Account is established.

ARTICLE 6
DISTRIBUTION OF ACCOUNTS
Section 6.1.    Distribution of Elective Deferral Accounts. A Participant shall be entitled to elect whether distribution of the portion of the Participant’s Elective Deferral Account, and income, gains, and losses on such contributions shall begin at: (a) a specified future date, which must be at least five years after the first day of the Plan Year (and in the case of a deferral of Performance-Based Compensation, the first day of the last year of a performance cycle) to which the Deferral Election Agreement applies; or (b) the Participant’s Retirement. If the Participant elects to have distribution commence at a specified future date, the distribution commencement date must be specified in his or her Deferral Election Agreement in which case distribution will commence to the Participant no later than the end of the Plan Year, or if later, the 15th day of the third calendar month, following the specified date. If the Participant elects to have distributions commence at his or her Retirement, distribution will commence to the Participant as soon as administratively feasible on or after the first day of the seventh month following his or her Retirement. If the Participant does not specify the distribution commencement date of an Elective Deferral Account, the Participant will be deemed to have elected to have distribution of the Elective Deferral Account commence following his or her Retirement. If a Participant elects to have distribution of an Elective Deferral Account commence at a specified date, the Elective Deferral Account will be distributed to the Participant in a lump sum. If the Participant elects to have distribution of an Elective Deferral Account commence at Retirement, the Participant shall elect distributions in the form of (a) lump sum; or (b) monthly installments over five, ten or 15 years.
Section 6.2.    Distribution of Company Contribution Account. Distribution to a Participant of a Company Contribution Account shall be made at the time and in the manner specified by the Company at the time the Participant first has a legally binding right to the amounts credited to the Account, subject to Section 6.3 and Section 6.4.
Section 6.3.    Subsequent Election to Change Payment Terms. On or after the Effective Date, a Participant may modify a Deferral Election Agreement, and the distribution terms specified by the Company with respect to a Company Contribution Account, to postpone the distribution commencement date of the Account to a later date and, in the case of an Account whose distribution is scheduled to commence at Retirement, change the form of distribution to another form permitted under Section 6.1 up to two times per Account source as determined by the Committee. In order to be effective, the requested modification must: (a) be in writing and be submitted to the Company at the time and in the manner specified by the Committee; (b) not take effect for at least 12 months from the date on which it is submitted to the Company; (c) in the case of an Account whose distribution is scheduled to commence at a specified date pursuant to Section 6.1, be submitted to the Company at least 12 months prior to the specified date; and (d) specify a new distribution commencement date that is no earlier than five years after the date distribution would otherwise have commenced. For purposes hereof, if the “specified date” referred to in Section 6.1 is a Plan Year rather than a specified date within a Plan Year, the “specified date” shall be deemed to be the first day of the Plan Year.

Section 6.4.    Exception to Payment Terms. Notwithstanding anything in this Article 6 or a Participant’s Deferral Election Agreement to the contrary, the following terms, if applicable, shall apply to the payment of a Participant’s Elective Deferral Accounts and Company Contribution Accounts.
6.4.1.    Death.
(a)    Time and Form of Payment. In the event a Participant dies while there are amounts remaining in an Account, the Account (or the remaining balance of the Account if distributions have commenced) shall be paid to the Participant’s Beneficiary in a lump sum within 90 days after the Participant’s death.
(b)    Designation by Participant. Each Participant has the right to designate primary and contingent Beneficiaries for death benefits payable under the Plan. Such Beneficiaries may be individuals or trusts for the benefit of individuals. A Beneficiary designation by a Participant shall be in writing on a form acceptable to the Committee and shall only be effective upon delivery to the Company. A Beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new Beneficiary designation form. The Beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.
(c)    Failure to Designate Beneficiary. In the event there is no Beneficiary designation on file with the Company at the Participant’s death, or if all Beneficiaries designated by a Participant have predeceased the Participant, any benefits payable pursuant to this Section 6.4.1 will be paid to the Participant’s surviving spouse, if living; or if the Participant does not leave a surviving spouse, to the Participant’s children, if any, in equal shares, except that if any of the children predecease the Participant but leave issue surviving the Participant, such issue shall take by right of representation, the share their parent would have taken if living; for purposes of this provision, “children” shall not include stepchildren unless such stepchildren have been legally adopted by the Participant; or, if there are no such surviving issue, to the Participant’s estate.
6.4.2.    Separation from Service. If a Participant has a Separation from Service other than due to Retirement or death, the Participant shall receive his or her Elective Deferral Account in the form of monthly installments over a five-year period, regardless of any payment election the Participant may have made under the Plan. Payments pursuant to this Section 6.4.2 shall commence as soon as administratively feasible on or after the first day of the seventh month following the Participant’s Separation from Service.
6.4.3.    Small Account Balances. If at any time the present value of any benefit under the Plan that would be considered a “single plan” under Treasury Regulation Section 1.409A-1(c)(2) together with the present value of any benefit required to be aggregated with such benefit under Treasury Regulation Section 1.409A-1(c)(2), is less than the dollar limit set forth in Section 402(g) of the Code, the Company may, in its discretion, distribute such benefit (or benefits) to the Participant in the form of a lump sum, provided that the payment results in the liquidation of the entirety of the Participant’s interest under the “single plan,” including all benefits required to be aggregated as part of the “single plan” under Treasury Regulation Section 1.409A-1(c)(2).
6.4.4.    Delay in Distributions.
(a)    Except as set forth in Section 6.4.5, if a Participant is a Specified Employee as of the date of his or her Separation from Service, any distributions that under the terms of the Plan are to commence to the Participant on his or her Separation from Service (“separation distributions”) shall commence within 90 days after the Participant’s “delayed distribution date” (as defined below). In this case, the Company shall, in its discretion, determine whether the first separation distribution to the Participant shall include the aggregate amount of any separation distributions that, but for this paragraph (a), would have been paid to the Participant from the date of his or her Separation from Service until the delayed distribution date, or whether each separation distribution shall be delayed for six months. For purposes of this paragraph (a), a Specified Employee’s “delayed distribution date” is the first day of the seventh month following the Participant’s Separation from Service, or if earlier, the date of the Participant’s death.
(b)    A payment under the Plan may be delayed by the Company under any of the following circumstances so long as all payments to similarly situated Participants are treated on a reasonably consistent basis:
(i)    The Company reasonably anticipates that if such payment were made as scheduled, the Company’s deduction with respect to such payment would not be permitted under Section 162(m) of the Code, provided that the payment is made either during the first Plan Year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) or during the period beginning with the date of the Participant’s Separation from Service and ending on the later of the last day of the Company’s fiscal year in which the Participant has a Separation from Service or the 15th day of the third month following the Separation from Service.
(ii)    The Company reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law, provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.
(iii)    Upon such other events as determined by the Company and according to such terms as are consistent with Section 409A or are prescribed by the Commissioner of Internal Revenue.

6.4.5.    Acceleration of Distributions. The Company may, in its discretion, distribute all or a portion of a Participant’s Accounts at an earlier time and in a different form than specified above in this Article 6 under the circumstances described below:
(a)    As may be necessary to fulfill a Domestic Relations Order. Distributions pursuant to a Domestic Relations Order shall be made according to administrative procedures established by the Company.
(b)    To the extent reasonably necessary to avoid the violation of ethics laws or conflict of interest laws pursuant to Section 1.409A-3(j)(ii) of the Treasury regulations.
(c)    To pay FICA on amounts deferred under the Plan and the income tax resulting from such payment.
(d)    To pay the amount required to be included in income as a result of the Plan’s failure to comply with Section 409A.
(e)    If the Company determines, in its discretion, that it is advisable to liquidate the Plan in connection with a termination of the Plan pursuant to Section 11.2, subject to Article 7.
(f)    As satisfaction of a debt of the Participant to an Affiliate, where such debt is incurred in the ordinary course of the service relationship between the Affiliate and the Participant, the entire amount of the reduction in any Plan Year does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.
(g)    If the Participant has an unforeseeable emergency. For these purposes an “unforeseeable emergency” is a severe financial hardship to the Participant, resulting from an illness or accident of the Participant, the Participant’s spouse, the Beneficiary, or the Participant’s dependent (as defined in Section 152, without regard to Section 152(b)(1), (b)(2), and (d)(1)(B) of the Code); loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster); or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. For example, the imminent foreclosure of or eviction from the Participant’s primary residence may constitute an unforeseeable emergency. In addition, the need to pay for medical expenses, including non-refundable deductibles, as well as for the cost of prescription drug medication, may constitute an unforeseeable emergency. Finally, the need to pay for funeral expenses of a spouse, Beneficiary, or a dependent (as defined in Section 152, without regard to 152(b)(1), (b)(2), and (d)(1)(B) of the Code) may also constitute an unforeseeable emergency. Except as otherwise provided in this paragraph (g), the purchase of a home and the payment of college tuition are not unforeseeable emergencies. Whether a Participant or Beneficiary is faced with an unforeseeable emergency permitting a distribution under this paragraph (g) is to be determined based on the relevant facts and circumstances of each case, but, in any case a distribution on account of an unforeseeable emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of Elective Deferrals. Distributions because of an unforeseeable emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution). A determination of the amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available due to cancellation of the Participant’s Deferral Election Agreement pursuant to Section 5.1.1 as a result of this paragraph (g).
Notwithstanding anything in this Section 6.4.5 to the contrary, except for a Participant’s election to request a distribution due to an unforeseeable emergency under paragraph (g), above (which the Participant, in his or her discretion, may elect to make or not make), the Company shall not provide the Participant with discretion or a direct or indirect election regarding whether a payment is accelerated pursuant to this Section 6.4.5.
Section 6.5.    Determination of Amount of Installment Payment. An Account to be distributed in the form of installments will be credited with gains and losses pursuant to Section 5.2 during the payout period. The dollar amount of each installment payment will be determined as follows. For the first Plan Year in which installment payments are to be made, the Account balance will be determined as of the distribution commencement date (taking into account any Elective Deferrals, vested Company contributions and gains and losses credited to the Account pursuant to Section 5.2 as of such date). For this year, the amount of each installment payment will be determined by dividing the Account balance, as so determined, by the total number of months that installment payments are required to be made to exhaust the Account. For each Plan Year thereafter, the dollar amount of each installment payment to be paid during the Plan Year will be determined once during the year, at the beginning of the Plan Year (the “Valuation Date”), by dividing the Account balance, determined as of the Valuation Date (taking into account gains and losses credited to the Account pursuant to Section 5.2 and payments that have been made from the Account as of such Valuation Date), by the total number of months remaining, determined as of such Valuation Date, that installment payments are required to be made to exhaust the Account.
ARTICLE 7
SPECIAL RULES FOR DEFERRED STOCK UNIT ACCOUNTS
Section 7.1.    Stock Unit Deferrals. A Participant may elect to reduce his or her Stock Compensation for a Plan Year and have the amount of the reduction contributed to the Plan and credited as Stock Units in one or more Deferred Stock Unit Accounts. A Participant wishing to defer his or her Stock Compensation under the Plan for a Plan Year shall enter into a Stock Deferral Election Agreement. A separate Stock Deferral Election Agreement must be entered into for each Plan Year that a Participant wishes to defer his or her Stock Compensation under the Plan. In order to be effective, the Stock Deferral Election Agreement must be completed and submitted to the Company at the time and in the manner specified by the Committee. For the avoidance of doubt, with respect to Stock Deferral Election Agreements and Stock Elective Deferrals, the terms of Section 7.2 shall supersede the provisions of the Plan to the extent such provisions are inconsistent with the terms of Section 7.2. Notwithstanding the foregoing, this Section 7.1 does not apply to Deferred Stock Unit Accounts established pursuant to Section 4.3.
Section 7.2.    Stock Deferral Election. Each Stock Deferral Election Agreement shall specify the amount of Stock Compensation the Participant wishes to have deducted from his or her Stock Compensation and contributed to the Plan by percentage. Each Participant may elect to make a Stock Elective Deferral under the Plan for each Plan Year in an amount equal to any whole percentage equal to not less than 5% and not in excess of 80% of his or her Stock Compensation.
Section 7.3.    Crediting. Each deferral of Stock Compensation shall be credited as Stock Units to a Deferred Stock Unit Account. In addition, each converted Medtronic DSU Award pursuant to Section 4.3 shall be credited as Stock Units to a Deferred Stock Unit Account.
Section 7.4.    Vesting. The Stock Units credited to each Deferred Stock Unit Account will vest in accordance with the terms and conditions of the 2026 MiniMed Group, Inc. Long Term Incentive Plan (or any successor thereto) and the written award agreement pursuant to which the underlying Stock Compensation was issued to the Participant. Notwithstanding the foregoing, Stock Units credited to a Deferred Stock Unit Account pursuant to Section 4.3 shall vest (or shall be deemed vested) in accordance with the provisions of Section 4.3.
Section 7.5.    Distribution. A Participant shall be entitled to elect whether distribution of a Deferred Stock Unit Account shall be made as follows: (a) in a lump sum upon the Participant’s Separation from Service (or, if later, the vesting date applicable to the underlying Stock Compensation); (b) in five (5) substantially equal installments over the five (5) year period following the Participant’s Separation from Service (or, if later, the vesting date applicable to the underlying Stock Compensation) or (c) in ten (10) substantially equal installments over the ten (10) year period following the Participant’s Separation from Service (or, if later, the vesting date applicable to the underlying Stock Compensation). For Stock Units credited to a Participant’s Deferred Stock Unit Account pursuant to Section 4.3, the existing deferral and distribution elections made by the Participant under the Medtronic CAP shall be recognized and maintained by the Company unless and until such time as a new election that by its terms supersedes the original election is made by the Participant in accordance with applicable law (including Section 409A) and the terms and conditions of this Plan.
ARTICLE 8
CHANGE OF CONTROL PROVISIONS
Section 8.1.    Application of Article 7. To the extent applicable, the provisions of this Article 8 relating to a Change of Control of the Company shall control, notwithstanding any other provision of the Plan to the contrary, and shall supersede any other provision of the Plan to the extent inconsistent with the provisions of this Article 8.

Section 8.2.    Legal Fees and Expenses. The Company shall reimburse a Participant or his or her Beneficiary for all reasonable legal fees and expenses incurred by such Participant or Beneficiary after the date of a Change of Control in seeking to obtain any right or benefit provided by the Plan; provided, however, that: (a) any such reimbursement shall be made during a period not to exceed 20 years following the date of the Change of Control; (b) the amount eligible for reimbursement during a taxable year of the Participant or Beneficiary shall not affect the amount eligible for reimbursement in any other taxable year; (c) the reimbursement is made on or before the last day of the Participant’s or Beneficiary’s taxable year following the taxable year in which the legal fees and expenses are incurred; and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.
Section 8.3.    Late Payment and Additional Payment Provisions. If, after the date of a Change of Control, the Company delays a payment required to be made under the Plan past the final date that the payment was due to be made, the amount of each such delayed payment shall be credited with interest at the rate of five percent per year, compounded quarterly, from the date on which the distribution was required to be made under the terms of the Plan until the actual date of the distribution. In the event that this interest is to be credited for some period less than a full calendar quarter, the interest shall be determined and compounded for the fractional quarter. This interest represents a late payment penalty for the delay in payment and is intended to supplement any other interest or gains credited to a Participant’s Account under the Plan.
Any benefit payments made by the Company after the date on which a benefit distribution was required to be made under the terms of the Plan shall be applied first against the first due of such benefit distributions (with application first against any applicable late payment penalty and next against the benefit amount itself) until fully paid, and next against the next due of such payments in the same manner, and so forth, for purposes of calculating the late payment penalties hereunder.
In the event that payment of benefits has commenced to a Participant or Beneficiary prior to the date of a Change of Control, then the date on which distribution was required to be made under the terms of the Plan shall be determined with reference to the payment provision that was in effect prior to the date of the Change of Control. No adjustment may be made to any payment form which was in effect prior to the date of an Event with respect to any Account which would have the effect of delaying payments otherwise to be made under the payment form or otherwise increasing the period of time over which payments are to be made, except as elected by the Participant pursuant to the Plan.
ARTICLE 9
FUNDING
Section 9.1.    Source of Benefits. All benefits under the Plan shall be paid when due by the Company out of its assets. The Company may, but is not required to, establish a grantor trust to hold Plan assets (whether or not in combination with assets of another plan).
Section 9.2.    No Claim on Specific Assets. No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on his or her benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.
ARTICLE 10
ADMINISTRATION
Section 10.1.    Administration. The Plan shall be administered by the Committee. The Company shall bear all administrative costs of the Plan other than those specifically charged to a Participant or Beneficiary.
Section 10.2.    Powers of Committee. In addition to the other powers granted under the Plan, the Committee shall have all powers necessary to administer the Plan, including, without limitation, powers to:
(a)    interpret the provisions of the Plan;
(b)    establish and revise the method of accounting for the Plan and to maintain the Accounts; and
(c)    establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.
Section 10.3.    Actions of the Committee. Except as modified by the Board, the Committee (including any person or entity to whom the Committee has delegated duties, responsibilities or authority, to the extent of such delegation) has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Plan, to interpret and construe the terms of the Plan, and to determine all questions of eligibility and status of employees, Participants and Beneficiaries under the Plan and their respective interests. Subject to the claims procedures of Section 10.6, all determinations, interpretations, rules and decisions of the Committee (including those made or established by any person or entity to whom the Committee has delegated duties, responsibilities or authority, if made or established pursuant to such delegation) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.
Section 10.4.    Delegation. The Committee, or any officer designated by the Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Committee at any time. Each person or entity to which a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.
Section 10.5.    Reports and Records. The Committee, and those to whom the Committee has delegated duties under the Plan, shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

Section 10.6.    Claims Procedure. The Committee shall notify a Participant in writing within 90 days of the Participant’s written application for benefits of his or her eligibility or non- eligibility for benefits under the Plan. If the Committee determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth: (a) the specific reasons for such denial; (b) a specific reference to the provision of the Plan on which the denial is based; (c) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and (d) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have his or her claim reviewed. If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period. If a Participant is determined by the Committee to be not eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have his or her claim reviewed by the Committee by filing a petition for review with the Committee within 60 days after receipt by the Participant of the notice issued by the Committee. If a Participant does not appeal on time, the Participant will lose the right to appeal the denial and the right to file suit under ERISA, and the Participant will have failed to exhaust the Plan’s internal administrative appeal process, which is generally a prerequisite to bringing suit. Said petition shall state the specific reasons the Participant believes he or she is entitled to benefits or greater or different benefits. Within 60 days after receipt by the Committee of said petition, the Committee shall afford the Participant (and his or her counsel, if any) an opportunity to present the Participant’s position to the Committee orally or in writing, and the Participant (or his or her counsel) shall have the right to review the pertinent documents, and the Committee shall notify the Participant of its decision in writing within said 60-day period, stating specifically the basis of the decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Committee, but notice of this deferral shall be given to the Participant. In the event an appeal of a denial of a claim for benefits is denied, any lawsuit to challenge the denial of such claim must be brought within one year of the date the Committee has rendered a final decision on the appeal.
ARTICLE 11
AMENDMENTS AND TERMINATION
Section 11.1.    Amendments. The Company, by action of the Compensation Committee of the Board, or the Chief Executive Officer or the Chief Human Resources Officer of the Company, to the extent authorized by the Compensation Committee of the Board, may amend the Plan, in whole or in part, at any time and from time to time. Any such amendment shall be filed with the Plan documents. No amendment, however, may be effective to reduce a Participant’s vested Account balances immediately before the date of such amendment, except that the Company may change investment funds pursuant to Section 5.2.

Section 11.2.    Termination. The Company reserves the right to terminate the Plan at any time by action of the Compensation Committee of the Board. Upon termination of the Plan, all Elective Deferrals and Company contributions will cease and no future Elective Deferrals or Company contributions will be made. Termination of the Plan shall not operate to eliminate or reduce a Participant’s vested Account balances.
If the Plan is terminated, payments from the Accounts of all Participants and Beneficiaries shall be made at the time and in the manner specified in Article 6 and Article 7, except as otherwise determined by the Company at the time of termination, subject to Article 8 and to the requirements of Section 409A.
ARTICLE 12
MISCELLANEOUS
Section 12.1.    No Guarantee of Employment or Contract to Perform Services. Neither the adoption and maintenance of the Plan nor the execution by the Company of a Deferral Election Agreement with any Participant shall be deemed to be a contract of employment or for the performance of services between an Affiliate and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of an Affiliate or to perform services for an Affiliate, or to interfere with the right of an Affiliate to discharge any Participant at any time; nor shall it give an Affiliate the right to require any Participant to remain in its employ or to perform services for it or to interfere with the Participant’s right to terminate his or her employment or performance of services at any time.
Section 12.2.    Release. Any payment of benefits to or for the benefit of a Participant or a Participant’s Beneficiary that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations under the Plan shall be in full satisfaction of all claims against the Company for benefits under the Plan to the extent of such payment.
Section 12.3.    Notices. Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to the principal office of the Company, if to the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary. Any such notice shall be effective as of the date of hand-delivery or mailing.
Section 12.4.    Nonalienation. No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or Beneficiary, except with respect to a Domestic Relations Order.
Section 12.5.    Withholding. The Company may withhold from any payment of benefits or other compensation payable to a Participant or Beneficiary such amounts as the Company determines are reasonably necessary to pay any taxes or other amounts required to be withheld under applicable law.

Section 12.6.    Captions. Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.
Section 12.7.    Applicable Law. The Plan and all rights under the Plan shall be governed by and construed according to the laws of the State of California, except to the extent such laws are preempted by the laws of the United States of America.
Section 12.8.    Invalidity of Certain Provisions. If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included. The Plan is intended to comply in form and operation with Sections 409A and 457A of the Code, and shall be construed accordingly. If any provision of the Plan does not conform to the requirements of Sections 409A and 457A of the Code, the Plan shall be construed and enforced as if such provision had not been included.
Section 12.9.    No Other Agreements. The terms and conditions set forth herein constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.
Section 12.10.    Incapacity. In the event that any Participant is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant’s spouse, parent, brother, sister or other person deemed by the Committee to have incurred expenses for the care of such Participant, unless a duly qualified guardian or other legal representative has been appointed.
Section 12.11.    Electronic Media. Notwithstanding anything in the Plan to the contrary, but subject to the requirements of ERISA, the Code, or other applicable law, any action or communication otherwise required to be taken or made in writing by a Participant or Beneficiary or by the Company or Committee shall be effective if accomplished by another method or methods required or made available by the Company or Committee, or their agent, with respect to that action or communication, including e-mail, telephone response systems, intranet systems, or the Internet.
Section 12.12.    USERRA Compliance. The Participant and Company deferral and payment election requirements set forth in the Plan are deemed met to the extent a deferral election or payment election is provided to satisfy the requirements of the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended.

SCHEDULE A
Minimum Compensation Level of Employees Considered to be
“Eligible Employees” Under the Plan
A-1

SCHEDULE B
Manner of Crediting Gains and Losses to Elective Deferral Accounts and
Company Contribution Accounts Pursuant to Section 5.2
B-1